AGREEMENT FOR SALE AND PLAN OF REORGANIZATION


This Agreement for Sale and Plan of Reorganization ("Agreement") is entered into effective October 29, 2000, by and between eConnect, a Nevada Corporation ("Buyer"), and all Shareholders of National Data Funding Corporation, a California Corporation, as indicated on Exhibit "A" attached hereto and incorporated herein (collectively "Sellers").

                                 RECITALS

A.  WHEREAS, all the outstanding shares of stock of National
Data Funding Corporation ("NDFC"), a California corporation, are owned by the Sellers;

B. WHEREAS, Buyer desires to purchase and Sellers desire to sell to Buyer five million (5,000,000) shares of stock of NDFC, under the terms and conditions hereinafter provided;

C. WHEREAS, the parties desire to enter into certain binding agreements regarding the operation of NDFC after the sale;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase. Sellers agree to sell, convey, and transfer to Buyer, and Buyer agrees to purchase and assume from Sellers, the assets hereinafter described for the purchase price and upon and subject to the terms and conditions hereafter set forth.

2.  Shares.  The shares to be sold and purchased (collectively
"Shares") are the following: five million (5,000,000) shares of stock in NDFC which is fifty percent (50%) of the total authorized shares of NDFC.

3.  Purchase Price.

(a)  Buyer shall pay to Sellers ten million dollars
($10,000,000.00) and ten million (10,000,000) shares of eConnect
Section 144 stock, the total of both money and shares being the "Purchase Price", in consideration for five million (5,000,000) shares of the total of ten million (10,000,000) shares of authorized NDFC stock.

(b) The Purchase Price shall be allocated to NDFC's shareholders of record as of the Closing Date (as defined in subsection 4(a)) in an amount equal to their respective equity interest in NDFC.

(c)  The Purchase Price shall be paid at the Closing as follows:

(1) Buyer shall deliver a certified, cashier's, or other check acceptable to Sellers in the amount of ten million dollars
($10,000,000.00);

(2) Buyer shall deliver ten million (10,000,000) Section 144 shares of eConnect common stock to Sellers. For purposes of this subsection, "deliver" means to transfer the said ten million (10,000,000) Section 144 shares into the names of the Sellers on the Day of Closing, with no acts left to be done by Buyer, or any party, for Sellers to have full legal and physical possession of said shares.

4.  Closing.

(a) The transaction shall be closed and possession of the Shares shall be given to Buyer at a closing to be held at 801 K Street, 23rd Floor, Sacramento, California, on October 31, 2000, at 11:00 a.m., or on such other date as the parties may agree ("Closing Date").

(b)  At the closing:

(1) Sellers shall execute and deliver to Buyer all documents and instruments necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction as shall be necessary to transfer the Shares to Buyer and to fulfill the obligations of Seller hereunder which are herein provided to be fulfilled on the Closing Date.

(2) Buyer shall pay to Sellers the Purchase Price, in negotiable funds, and all other instruments as shall be necessary to fulfill the obligations of Buyer hereunder which are herein provided to be fulfilled on the Closing Date.

(c) Unless otherwise provided herein, all such instruments so delivered shall be dated as of the Closing Date and, unless attached hereto as an exhibit, shall be satisfactory as to form and content to each party and its respective counsel.

5. Title. Title to all shares conveyed pursuant to this Agreement shall be conveyed free and clear of all encumbrances.

6. Due Diligence Period. The parties have both engaged in a period (the "Due Diligence Period") within which to inspect and investigate the assets and liabilities of NDFC and eConnect, respectively. The Due Diligence Period has passed as of the effective date of this Agreement.

7.  Representations, Undertakings, and Warranties by Sellers.
Sellers represent, agree, and warrant that:

(a) Sellers have good and marketable title to the Shares, subject to no mortgage, pledge, lien, encumbrance, charge or security interest, and the Shares shall be transferred to Buyer so that they shall vest in Buyer free and clear of all liens, encumbrances, and adverse claims of every character.

(b) The Shares are in existence and in the possession of Sellers.

(c) Seller is not in violation of or in default with respect to any term or provision of any indenture, contract, agreement, lease, or instrument to which Seller may be a party or by which Seller may be bound.

(d) There is no litigation pending against Sellers or NDFC, except as will be fully disclosed prior to the Closing Date, and Sellers are not aware of any threatened litigation. All tax returns required to be made by Seller have been properly prepared, executed, and filed pursuant to applicable law, and all taxes due have been paid. Except as otherwise provided in this Agreement, Seller has no known liabilities for injury to person or damage to property, no contingent liabilities. and no liabilities not disclosed in writing to Buyer.

(e) NDFC has good and marketable title to its business assets including cash, name, patents, intangibles, equipment, inventory, fixtures, real property, leasehold improvements, goods, receivables and instruments (referred to collectively in this letter as the "Assets"), and all of the trademarks, licenses, patents and copyrights necessary for the conduct of the business.

(f) NDFC is in compliance with applicable laws the violation of which would have a material adverse affect on NDFC's operations or financial condition. Without limitation of the foregoing, NDFC has complied with all laws regulating the discharge and disposal of hazardous waste.

(g) NDFC=s real property included in the Assets and all leased premises are adequate for the present operations of NDFC and, as presently used by NDFC, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.

(h) NDFC is in compliance with all governmental licenses and permits necessary of the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of NDFC.

(i) NDFC=s financial statements as delivered to Buyer are true and correct and there has been no adverse change in the business of NDFC since the date of such financial statements to the Closing.

(j) NDFC's products and all components thereof are of a commercial quality and are sufficient to satisfy open orders pending with NDFC.

(k) NDFC's reserve for warranty repair as shown on financial statements is adequate to cover future warranty repairs.

(l) NDFC's account receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.

(m) At the Closing, NDFC shall deliver to Buyer and warrant as true and correct a schedule of all bank accounts of NDFC.

(n) NDFC shall deliver to Buyer at the Closing and warrant as true and correct a schedule of all NDFC's employees, their present compensation levels, their scheduled salary review date, their accrued and unpaid sick leave and vacation and all other items of compensation due or to come due to NDFC's employees.

(o) None of the documents delivered to Buyer (taken together) by Sellers contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

(p) Between the date of Execution of this Agreement and the Closing Date:

(1) Except for such changes as shall occur in the ordinary course of business, and those changes discussed in Paragraph 10, below, no changes have been made and no change shall be made in NDFC's business or in the Shares.

(2) Seller has conducted and shall conduct the Business in a diligent and businesslike manner, consistent with Seller's normal and ordinary operation.

(3) Seller has used and shall use Seller's best efforts to maintain the business organization intact, to retain the present employees, and to maintain relationships with customers so that all of them will be preserved for Buyer on or after the Closing Date.

(4) Sellers have maintained and shall maintain casualty insurance in the amount of the full replacement value of the Shares.

(5) Buyer and Buyer's agents, employees, accountants, and attorneys shall have full access to and the opportunity to examine and make copies of all such books, records, documents, instruments and papers of Seller pertaining to the Business.

8.  Representations, Undertakings, and Warranties by Buyer.
Buyer represents, agrees, and warrants that:

(a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the power, all necessary corporate authorizations, and capacity to enter into the transaction.

(b) There is no pending litigation against Buyer except as will be fully disclosed prior to close of escrow.

(c) Consummation of the sale by Buyer will not violate any contract or agreement to which Buyer is a party.

(d) Buyer has prepared and filed all federal, state and local income, withholding, sales, real property, personal property and other tax returns and has paid all required taxes.

(e) Buyer is in compliance with applicable laws the violation of which would have a material adverse affect on Buyer's operations or financial condition. Without limitation on the foregoing, Buyer has complied with all laws regulating the discharge and disposal of hazardous waste.

(f) Buyer's real property included in its assets, if any, and all leased premises are adequate for the present operations of Buyer and, as presently used by Buyer, comply with all zoning and land use laws and do not contain any hazardous wastes below the ground surface.

(g) Buyer is in compliance with all governmental licenses and permits necessary for the operation of its business, the absence of which or the noncompliance with which would have a material adverse affect on the operations or financial condition of Buyer.

(h) Buyer maintains appropriate insurance policies relating to its assets and the conduct of its business.

(i) Buyer's financial statements as delivered to Sellers are true and correct and there has been no adverse change in the business of Buyer since the date of such financial statements to the Closing.

(j) At close of escrow Buyer will be in compliance with all Securities and Exchange Commission filing requirements.

(k) Buyer's accounts receivable arose from valid sales in the ordinary course of business and, subject to a reasonable bad debt allowance, are collectible without extraordinary efforts.

(l) None of the documents delivered to Sellers (taken together) by Buyer contain any untrue statement of a material fact or omit a statement of any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which the statements were made.

9.  Conditions Precedent.

(a) Buyer's obligation to purchase the Shares and to close the transaction contemplated by this Agreement is expressly conditioned upon Seller's performance of each and every obligation to be performed by Seller prior to or as of the Closing Date, including, but not limited to, those actions set forth in Paragraph 10, below.

(b) Sellers' obligation to transfer the Shares and to close the transaction contemplated by this Agreement is expressly conditioned upon Buyer's performance of each and every obligation to be performed by Buyer prior to the closing Date, and the complete satisfaction of each and every one of the following conditions:

(1) Buyer shall enter into a consulting contract with R. Scott Hatfield, (AHatfield@) current Executive Vice President of NDFC. This contract shall be for a period of three years and shall call for Hatfield to, in addition to serving as president and chief executive officer of NDFC after the Closing Date pursuant to a contract with NDFC, serve as a consultant to Buyer regarding its financial processing activities. It will include a stock incentive plan which will call for Hatfield to receive one million six hundred thousand (1,600,000) shares of NDFC's stock from Buyer payable in equal quarterly payments during the term of the contract. Those payments shall continue during the contract so long as Hatfield remains available to serve as a consultant to Buyer at reasonable times and places, and does not voluntarily terminate or is not involuntarily terminated for cause (which shall be defined as willfully breaching his employment contract; habitually neglecting his duties; or, committing acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude that would prevent the effective performance of his duties) from his employment contract with NDFC. The contract shall also give Hatfield the right to vote all 1,600,000 of the shares during the term of the agreement, even if not all shares have been transferred, and shall provide that, on breach by eConnect, the remaining shares shall be immediately transferred. Additionally, Buyer shall pay Hatfield a cash salary under the contract equal to the actual Federal and State income tax he pays as a result of the stock transfers; such payments to be made on or before the due date of said taxes.

(2) Buyer shall provide operating capital to NDFC in the amount of one million dollars ($1,000,000.00). Buyer shall also transfer one million (1,000,000) shares of Section 144 stock of Buyer, in addition to any other Buyer stock contemplated under this Agreement, to NDFC. When negotiable, NDFC shall have the right to sell, transfer, or otherwise utilize said one million (1,000,000) shares for operating capital, at NDFC's discretion. Said stock shall be transferred in such a way that, except for the passage of time, no further action will be required of any party before possession and ownership of such shares are legally transferred to NDFC. Said capital contributions of cash and stock shall occur at the Closing.

(3) Buyer shall provide Sellers, at the Closing, a certificate from the Secretary of Buyer that the Board of Directors and Shareholders of Buyer has approved the transaction as provided in this Agreement and that the officers executing this Agreement have full authority to do so as well as execute all other documents and instruments necessary to carry out the transaction contemplated by this Agreement.

10. Pre-Purchase Operation and Structure. In order to accomplish the mutual intent of the parties, the parties agree that prior to the Closing Date, and contingent on the close (i.e. if this transaction is not closed, these actions will be nullified), Sellers will accomplish the following:

(a) Change the corporate structure such that NDFC will no longer be a California Statutory Close Corporation;

(b) Cause NDFC to issue the currently authorized, but unissued shares of NDFC to bring the total authorized and issue shares to ten million (10,000,000).

(c)  Sellers each will agree to retire thirty percent
(30%) of their shares for a total of three million (3,000,000) shares of NDFC stock, which will thus become authorized, but not issued stock. The parties agree that two million (2,000,000) of those shares will be designated for an Employee Stock Incentive Plan which will be created and maintained by NDFC after the Closing Date. The balance of one million (1,000,000) authorized, but unissued shares will be used at the discretion of NDFC for operating capital.

(d) Cause NDFC to enter into an employment contract with R. Scott Hatfield (AHatfield@) to serve as the president and chief executive officer of NDFC after the Closing Date for a period of three years. The contract shall call for reasonable salary and benefits of not less than those currently received by the existing president of NDFC. It shall provide that Hatfield may not be terminated except for cause, which shall be defined as existing only if he willfully breaches or habitually neglects the reasonable duties of his office or commits an act of dishonesty, fraud, misrepresentation or other acts of moral turpitude, that would prevent the effective performance of his duties.

11. Post Purchase Operation and Structure. It is the intent of Buyer and Seller that certain restrictions and limitations be placed on the operation of NDFC after the Closing Date. Additionally, the parties have reached certain agreements concerning the operational plans for NDFC, which shall bind the parties after the Close. These restrictions, limitations and plans, shall include the following:

(a) As indicated in Paragraph 9(b)(1) above, it is a condition precedent to closing, that R. Scott Hatfield ("Hatfield") enter into an employment contract with Buyer under which he shall act as president and chief executive officer of NDFC and receive one million six hundred thousand (1,600,000) shares of Buyers stock under a stock incentive plan.

(b) The parties agree that it is their intent, and that it is in the best interests of Buyers, Buyer's shareholders, Sellers, NDFC and all other concerned there be an initial public offering (IPO) of NDFC stock within one year of the Closing Date. The parties agree that they will cooperate to make a bona fide and good faith effort to accomplish the IPO. Further, Buyer agrees to contribute additional capitol to NDFC for the purpose of retaining an Investment Banking firm or other similar consultant, to advise the parties on an appropriate method for structuring the IPO. However, the parties agree that, subject to the advise of the consultants, they would intend to authorize an additional two million shares of NDFC, and then do a five for one split, which would result in there being sixty million total shares of authorized stock of NDFC. The then anticipated share distribution would be as follows:

10,000,000                  To be sold to the public
10,000,000                  Sellers
17,000,000                  Buyers
10,000,000                  Employee Incentive Plan
 8,000,000                  Hatfield
 5,000,000                  Unissued and held for generation of capital

12. Extension Agreement. The parties acknowledge that notwithstanding any other provision of this agreement, the parties have entered into an extension agreement. The Closing Date has already been extended and consideration has been received by both Sellers and NDFC.
That consideration includes payments to NDFC of fifty thousand
($50,000.00) dollars in September, 2000 and October, 2000 and transfer of 240,000 shares of eConnect stock to NDFC. Additionally, should Buyer be unable to close for any reason on or before October 31, 2000, then the Closing Date will be extended to January 2, 2001, if and only if Buyer agrees to and does all of the following:

(a) On or before November 1, 2000, Buyer pays to the trust account of Todd A. Murray, for the benefit of Sellers and NDFC equally, five hundred thousand dollars ($500,000.00). Said funds to be used by them as they determine in their sole discretion;

(b) Pays fifty thousand dollars ($50,000.00) to NDFC on November 1, 2000, and fifty thousand dollars ($50,000.00) to NDFC on December 1, 2000. Said funds to be used by NDFC as it shall determine in its sole discretion;

(c) Should Buyer fail to perform any of the acts provided in Paragraph 12 (a)or (b) above, and after five (5) days written notice from Sellers or NDFC, fail to cure any such failure, then the extension to purchase shall immediately terminate. NDFC and Sellers may retain all consideration paid hereunder, and Buyer shall have no rights of any kind with respect to NDFC or Sellers.

(d) All consideration previously paid to NDFC for any reason or referenced in Paragraphs 12(a) and (b) is paid in consideration of this extension and shall not be credited to the purchase price provided for in the Agreement. All such consideration shall belong to NDFC or Sellers, respectively, whether or not Buyer ever is able to close on the purchase of NDFC shares. Sellers and NDFC shall have no duty to account to Buyer for said funds and may use such funds as they determine in their sole discretion.

(e) During the extension period provided herein, Sellers may negotiate to sell their shares to other parties, but Sellers shall not sell or transfer their shares of NDFC (except a conveyance or transfer by gift, bequest, or inheritance, which shall be subject to this agreement) to any other party during the extension period.

(f)  Should Buyer fail to make any payments as
provided for herein, or fail to perform under the Agreement, including any extensions thereof as provided herein, then Buyer shall fully release and discharge Sellers and NDFC, and their representatives, successors, assigns, and heirs from all claims, demands, actions, debts, controversies, liabilities, and damages, including, without limitation, those arising out of or relating to Buyer=s rights under this Agreement; Buyer further agrees never to commence, aid, prosecute, or cause to be commenced or prosecuted against Sellers or NDFC, or their agents, representatives, successors, assigns, or heirs any
action or proceeding based directly or indirectly on   this
Agreement; Buyer further agrees to defend, indemnify, and hold Sellers and NDFC, and their agents, representatives, successors, assigns, and heirs harmless against all claims, demands, actions, debts, controversies, liabilities, and damages,
including court costs and attorney=s fees,   arising   from or
related to any action or proceeding brought by or prosecuted by or on behalf of Buyer, its shareholders, officers, agents, employees, investors, successors or, assigns, or by third parties, regulatory agencies of any nature or any other party or entity, which is contrary to this agreement, or results from, directly or indirectly, this Agreement. Buyer agrees that this is a general release and expressly waives Civil Code Section 1542, which provides:

"A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

13.  Other Covenants and Agreements.

(a) Sellers agree to pay and discharge and to indemnify, defend, and hold Buyer and the property of Buyer, including the Shares purchased by Buyer, free and harmless from any and all causes of action, obligations, claims, demands, damages, and expenses (including attorneys' fees) arising in connection with Sellers' operation of its business which shall relate, arise, or accrue prior to and until the sale of the Shares, which claims and losses are not disclosed to Buyer and for which it is alleged Buyer has some direct liability. In the event Seller fails to pay when due any such undisclosed obligations, Buyer may make payment and withhold the amount thereof from any payment owing to Sellers.

(b) Buyer agrees to pay and discharge and to indemnify, defend, and hold Sellers and the property of Sellers free and harmless from any and all causes of action, obligations, claims, demands, damages, and expenses (including attorneys' fees) arising in connection with the operation of Buyer before or after the sale of the Shares, or of NDFC after the sale of the Shares.

(c) Sellers shall indemnify Buyer against any loss, cost or liability incurred by Buyer as a result of the breach of any representation or warranty by Sellers contained in the purchase documentation. Buyer shall indemnify Sellers against any loss, cost or liability incurred by Sellers as a result of the breach of any representation or warranty by Buyer contained in the purchase documentation.

(d) The parties acknowledge that the financial information, customer list, sales information, records, general files, papers, and documents relating to the respective businesses are secret, confidential, and sensitive information and would be harmful if disclosed to competitors, suppliers, members, or any other person or entity. The parties shall not disclose any such trade secrets, directly or indirectly, or use them in any way, whether for commercial purposes or otherwise.

14. Expenses. At the Closing Date, Buyer shall pay all costs and expenses, including attorney's fees, incurred or to be incurred by Seller or NDFC in negotiating and preparing this Agreement and all prior proposed agreements relating to the transaction, including the Extension Agreement. All costs and expenses, including attorney's fees, incurred in the Closing and carrying out the transactions contemplated by this Agreement shall be paid for by Buyer, even to the extent Sellers' attorneys perform such services. Any party engaging a broker or finder shall be solely responsible for that broker's or finder's fee.

15. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

16. Survival of Representations. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

17. Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

18. Waiver. Any of the terms or conditions of this Agreement may be waived, in writing, at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance, or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof.

19. Nonassignability. This Agreement shall not be assigned by any party without the prior written consent of all the other parties hereto. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting party or parties to exercise all remedies available under law.

20. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties hereto.

21. Specific Performance. Each party's obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

22. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given on the date of personal service on the parties or on the second business day after mailing, if the document is mailed by registered or certified mail addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

23. Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and other expenses, in addition to any other relief to which he may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

24. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

25. Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

26. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

27. Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

28. Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

29. Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

30. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

31.  Time.  Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth herein above.

National Data Funding Corporation


By: /s/  R. Scott Hatfield
R. Scott Hatfield, Executive Vice President


By: /s/  R. Scott Hatfield
R. Scott Hatfield, Secretary
Address: 290 Airpark Boulevard, Chico, California 95973

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, Chief Executive Officer


By: /s/  Jack Hall
Hack Hall, Secretary
Address: 2500 Via Cabrillo Marina, Suite 112, San Pedro,
California 90731